Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2020	2019
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$443,750	$430,983
Management fee revenue - administrative services, net	14,771	13,951
Administrative services reimbursement revenue	151,554	142,480
Service agreement revenue	6,662	6,692
Total operating revenue	616,737	594,106

Operating expenses
Cost of operations - policy issuance and renewal services	379,492	365,504
Cost of operations - administrative services	151,554	142,480
Total operating expenses	531,046	507,984
Operating income	85,691	86,122

Investment income
Net investment income	8,369	8,517
Net realized investment (losses) gains	(10,806)	2,503
Net impairment losses recognized in earnings	(3,053)	(78)
Equity in losses of limited partnerships	(3,705)	(1,147)
Total investment (loss) income	(9,195)	9,795

Interest expense, net	3	449
Other (expense) income	(366)	47
Income before income taxes	76,127	95,515
Income tax expense	16,801	20,204
Net income	$59,326	$75,311

Net income per share
Class A common stock – basic	$1.27	$1.62
Class A common stock – diluted	$1.13	$1.44
Class B common stock – basic and diluted	$191	$243

Weighted average shares outstanding – Basic
Class A common stock	46,188,789	46,188,337
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,324,350	52,312,036
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$0.965	$0.90
Class B common stock	$144.75	$135.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$228,646	$336,739
Available-for-sale securities	34,818	32,810
Equity securities	0	2,381
Receivables from Erie Insurance Exchange and affiliates, net	482,238	468,636
Prepaid expenses and other current assets	58,715	44,943
Federal income taxes recoverable	0	462
Accrued investment income	5,657	5,433
Total current assets	810,074	891,404

Available-for-sale securities, net	716,835	697,891
Equity securities	58,014	64,752
Limited partnership investments	22,492	26,775
Fixed assets, net	238,296	221,379
Agent loans, net	59,877	60,978
Deferred income taxes, net	19,281	17,186
Other assets	32,624	35,875
Total assets	$1,957,493	$2,016,240

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$270,328	$262,963
Agent bonuses	29,661	96,053
Accounts payable and accrued liabilities	130,035	134,957
Dividends payable	44,940	44,940
Contract liability	35,810	35,938
Deferred executive compensation	10,910	10,882
Federal income taxes payable	18,040	0
Current portion of long-term borrowings	2,000	1,979
Total current liabilities	541,724	587,712

Defined benefit pension plans	153,558	145,659
Long-term borrowings	95,342	95,842
Contract liability	18,461	18,435
Deferred executive compensation	11,983	13,734
Other long-term liabilities	19,433	21,605
Total liabilities	840,501	882,987

Shareholders’ equity	1,116,992	1,133,253
Total liabilities and shareholders’ equity	$1,957,493	$2,016,240

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